EXHIBIT 10.1

DELTA AIR LINES, INC. 2019 LONG-TERM INCENTIVE PROGRAM
AWARD AGREEMENT

Date of this Agreement:
Grant Date:
[Participant]

This Award Agreement (the “Agreement”) describes some of the terms of your award (the “Award”) under the Delta Air Lines, Inc. 2019 Long-Term Incentive Program (which is subject to the Delta Air Lines, Inc. Performance Compensation Plan) (the “2019 LTIP”). Your Award is subject to the terms of the 2019 LTIP and this Agreement. Capitalized terms that are used but not otherwise defined in this Agreement have the meaning set forth in the 2019 LTIP. In order for this Award to remain effective, you must accept the Award in accordance with Section 9 below on or before the date that is 30 calendar days after the date of this Agreement (the “Acceptance Date”). If you do not accept the Award as required, the Award and this Agreement will become void and of no further effect as of 5:00 pm Eastern Time on the Acceptance Date.

1.    Summary of Award. Your Award will include Restricted Stock, a Performance Award and a Non-Qualified Stock Option (“Option”) as described below. Terms applicable to your Award, including the lapsing of the Restrictions on your Restricted Stock, the vesting and form of payment, if any, of your Performance Award, the exercisability of your Option are included in the 2019 LTIP. Terms applicable to the vesting, exercisability and payout of your Award upon a Termination of Employment are included in Appendix A to this Agreement.

(a)    Restricted Stock. You are hereby awarded, on the Grant Date above (the “Grant Date”), Restricted Stock for [NUMBER] shares of Delta Common Stock, par value $0.0001 per share.

(b)    Performance Award. You are hereby awarded, on the Grant Date, a Performance Award with a target value of [AMOUNT].

(c)    Non-Qualified Stock Option. You are hereby awarded, on the Grant Date, an Option exercisable for [NUMBER] shares of Delta Common Stock. The exercise price of the Option will be the closing price of a share of Delta Common Stock on the New York Stock Exchange on the Grant Date.

2.    Restrictive Covenants. In exchange for the Award, you hereby agree as follows:

(a)    Trade Secrets.

(i)
You hereby acknowledge that during the term of your employment with Delta Air Lines, Inc., its subsidiaries and affiliates (“Delta”), you have acquired and will continue to acquire knowledge of secret, confidential and proprietary information regarding Delta and its business that fits within the definition of “trade secrets” under the law of the State of Georgia and/or the law of the United States, including, without limitation, information regarding Delta’s present and future operations, its financial operations, marketing plans and strategies, alliance agreements and relationships, its compensation and incentive programs for employees, the business methods used by Delta and its employees and other information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (each, a “Trade Secret”). You hereby agree that, for so long as such information remains a Trade Secret as defined by Georgia law and/or the law of the United States, you will hold in a fiduciary capacity for the benefit of Delta and will not directly or indirectly make use of, on your own behalf or on behalf of others, any Trade Secret or transmit, reveal or disclose any Trade Secret to any person, concern or entity. Nothing in this Agreement is intended or shall be construed to limit the protections of any applicable law protecting trade secrets.

(ii)
You are notified by the virtue of this provision that federal law provides for immunity from liability for confidential disclosure of a trade secret as defined by federal law that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if that disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)    Confidential or Proprietary Information. You further agree that you will hold in a fiduciary capacity for the benefit of Delta and, during the term of your employment with Delta and after such employment terminates, will not directly or indirectly use or disclose any Confidential or Proprietary Information, as defined hereinafter, that you acquire (whether or not developed or compiled by you and whether or not you were authorized to have access to such Confidential or Proprietary Information) during the term of, in the course of or as a result of your employment with Delta. Subject to the provisions set forth below, the term “Confidential or Proprietary Information” as used in this Agreement means the following secret, confidential and proprietary information of Delta not otherwise included in the definition of Trade Secret: all marketing, alliance, advertising and sales plans and strategies; all pricing information; all financial, advertising and product development plans and strategies; all compensation and incentive programs for employees; all alliance agreements, plans and processes; all plans, strategies and agreements related to the sale of assets; all third party provider agreements, relationships and strategies; all business methods and processes used by Delta and its employees; all personally identifiable information regarding Delta employees, contractors and applicants; and all lists of actual or potential customers or suppliers maintained by Delta. The term “Confidential or Proprietary Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information. Nothing in this Agreement is intended or shall be construed to limit the protections of any applicable law protecting confidential or proprietary information.
(c)    Employee/Customer Non-Solicitation Agreement. During the term of your employment with Delta and during the one-year period following the termination of such employment, you will not directly or indirectly (on your own behalf or on behalf of any other person, company, partnership, corporation or other entity) (i) employ or solicit for employment any individual who is a management or professional employee of Delta for employment with any entity or person other than Delta or solicit, encourage or induce any such person to terminate his or her employment with Delta or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of Delta to cease doing business with Delta or in any way interfere with the relationship between Delta and any customer, supplier, licensee or other business relation of Delta. The restrictions set forth in clause (i) above shall be limited to those Delta management or professional employees who: (A) were employed by Delta during your employment in a supervisory or administrative job and (B) with whom you had material professional contact during your employment with Delta.

(d)    Non-Competition Agreement.

(i)	You acknowledge and agree with the following:

(A)
Delta competes in a worldwide air transportation market that includes passenger transportation and services, air cargo services, repair and maintenance of aircraft for third parties, vacation wholesale, refinery and private jet operations, and Delta’s business is both domestic and international in scope;

(B)
the airlines listed or described below and the related businesses listed on Exhibit 1 hereto are particular competitors to Delta and your employment or consulting with any of the listed or described entities would create more harm to Delta than would your possible employment or consulting with other companies;

(C)
you have been and are closely involved in the planning for or the direction of critical components of Delta’s operation and business and have developed or supplemented your expertise and skills as the result of such activities with Delta, and the use of such skills or disclosure of the details of such skills or knowledge to a competitor of Delta would be detrimental to Delta’s legitimate business interests; and

(D)
the restrictions imposed by this Section 2(d) will not prevent you from earning a livelihood, given both the broad demand for the type of skills you possess as well as the large number of worldwide and domestic passenger and cargo air carriers and related businesses not included in Section 2(d)(ii) or Exhibit 1 hereto.

(ii)
During the term of your employment with Delta and for the one-year period following the termination of such employment, you will not on your own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, whether as an employee, consultant, partner or in any other capacity, provide services that are the same or similar to the services of the type conducted, authorized, offered or provided by either you or any other executive, key or professional employee of Delta or any of its subsidiaries/divisions on the Grant Date (or within two years prior to your termination of employment), to:

(A)
any of the following entities (including any successors thereto), any airline alliances (including Star Alliance and Oneworld) or airline industry associations (including Airlines for America and International Air Transport Association) in which such entity participates, and any partially or wholly owned subsidiary or joint venture of such entity that operates an airline or a business operated by Delta as of the Grant Date: Alaska Air Group, Inc., American Airlines Group, Inc., Frontier Airlines, Inc., Jet Blue Airways Corporation, Southwest Airlines Co., Spirit Airlines, Inc., United Continental Holdings, Inc., Avianca S.A., Emirates Group, Etihad Airways P.J.S.C., International Consolidated Airlines Group, S.A., LATAM Airlines Group S.A. or Qatar Airways;

(B)	any passenger or cargo air carrier that is more than 25% owned by Emirates Group, Etihad Airways P.J.S.C. or Qatar Airways;

(C)
if not included in clause (A) or (B) above, any foreign air carrier that operates passenger or cargo service into the United States or its territories more than 35 flights per week for more than six months in any rolling 12-month period; provided, however, this clause (C) shall not apply to employment with Delta profit sharing joint venture partners Aerovías de Mexico, S.A. de C.V. (Aeromexico), Air France KLM Group, GOL Linhas Aéreas S.A., Korean Air Lines Co., LTD or Virgin Atlantic Airways Limited, but shall apply to Campagnia Aerea Italiana S.p.A. (Alitalia); or

(D)
any of the entities listed on Exhibit 1 hereto, provided that you (1) are employed by a Delta subsidiary or you have a significant role with and spend more than 75% of your time providing services to a Delta subsidiary or (2) are employed in Delta’s TechOps or Delta Connection division.

These restrictions will apply to the territory over which you have responsibility on the Grant Date (or had responsibility for at the time of your termination), which territory you acknowledge to be co-extensive with the cities encompassed by Delta’s worldwide route structure as it exists as of the Grant Date, or the date of your termination, as appropriate.

(iii)
Nothing in this Section 2(d) will restrict your employment in any position, function, or role with any airline or entity not defined in Section 2(d) or Exhibit 1 hereto. Further, notwithstanding anything in this Section 2(d) to the contrary, these restrictions shall not apply to employment with DAL Global Services, LLC for any period during which Delta owns at least 49% thereof.

(e)    Return of Property. You hereby agree that all property belonging to Delta, including records, files, memoranda, reports and personnel information (including benefit files, training records, customer lists, operating procedure manuals, safety manuals, financial statements, price lists and the like), relating to the business of Delta with which you come in contact in the course of your employment (hereinafter “Delta’s Materials”) shall, as between the parties hereto, remain the sole property of Delta. You hereby warrant that you will promptly return all originals and copies of Delta’s Materials to Delta at the time your employment terminates.

(f)    No Statements. You hereby agree that you will not, both during and after your employment with Delta, make any oral or written statement to the news media, in any public forum or to any business competitive with Delta, its subsidiaries or affiliates concerning any actions or inactions by Delta or any of its present or former subsidiaries or affiliates or any of their present or former officers, directors or employees (the “Delta Parties”) relative to the Delta Parties’ compliance with any state, federal or local law or rule. You also agree that you will not make any oral or written statement or take any other action which disparages or criticizes the Delta Parties, including, but not limited to, any such statement that damages the Delta Parties’ good reputation or impairs their normal operations or activities.

(g)    Cooperation. You hereby agree that you will, both during and after your employment with Delta, to the extent requested in writing and reasonable under the circumstances, cooperate with and serve in any capacity requested by Delta in any pending or future litigation in which Delta has an interest and regarding which you, by virtue of your employment with Delta, have knowledge or information relevant to the litigation.

(h)    Clawback. If you are an officer of Delta at or above the Vice President level, you hereby agree that if the Committee determines that you have engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of Delta’s financial statements filed with the U.S. Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by you, including, without limitation, your Award, with respect to fiscal periods materially affected by the restatement and may recover from you all such incentive compensation to the extent the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to Delta under applicable law, including disciplinary action up to and including termination of employment.

(i)    Insider Trading Policy. You understand that you are subject to the Delta Air Lines, Inc. Insider Trading Policy, as in effect from time to time, and you are responsible for reading, understanding and complying with the policy, including the prohibitions against hedging and pledging of Delta Common Stock.
(j)    Former Employee Vendor Policy. You hereby agree that, during the one-year period following the termination of your employment with Delta, you will be subject to and shall comply with the Company’s Restriction on Former Employees’ Work with Vendors policy, as in effect from time to time.

3.    Dispute Resolution.
(a)     Arbitration. You hereby agree that, except as expressly set forth below, all disputes and any claims arising out of or under or relating to the Award or this Agreement, including, without limitation, any dispute or controversy as to the validity, interpretation, construction, application, performance, breach or enforcement of this Agreement, shall be submitted for and settled by mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Unless an alternative locale is otherwise agreed to in writing by the parties to this Agreement, the arbitration shall be conducted in the City of Atlanta, Georgia. The arbitrator will apply Georgia law to the merits of any dispute or claim without reference to rules of conflicts of law. Any award rendered by the arbitrator shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. You hereby consent to the personal jurisdiction of the state and federal courts in the State of Georgia with venue in Atlanta for any action or proceeding arising from or relating to any arbitration under this Agreement. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys’ fees and expenses incurred in connection with the arbitration. However, Delta will pay all fees associated with the American Arbitration Association and the arbitrator. All parties must initial here for this Section 3 to be effective:
[Participant]
Delta Air Lines, Inc.—Robert L. Kight, Senior Vice President—Human Resources
(b)    Injunctive Relief in Aid of Arbitration; Forum Selection. You hereby acknowledge and agree that the provisions contained in Section 2 are reasonably necessary to protect the legitimate business interests of Delta and that any breach of any of these provisions will result in immediate and irreparable injury to Delta for which monetary damages will not be an adequate remedy. You further acknowledge that if any such provision is breached or threatened to be breached, Delta will be entitled to seek a temporary restraining order, preliminary injunction or other equitable relief in aid of arbitration in any court of competent jurisdiction without the necessity of posting a bond restraining you from continuing to commit any violation of the covenants, and you hereby irrevocably consent to the jurisdiction of the state and federal courts of the State of Georgia, with venue in Atlanta, which shall have jurisdiction to hear and determine any claim for a temporary restraining order, preliminary injunction or other equitable relief brought against you by Delta in aid of arbitration.
(c)    Consequences of Breach. Furthermore, you acknowledge that, in partial consideration for the Award described in the 2019 LTIP and this Agreement, Delta is requiring that you agree to and comply with the terms of Section 2, and you hereby agree that, without limiting any of the foregoing, should you violate any of the covenants included in Section 2, you will not be entitled to and shall not receive any Awards under the 2019 LTIP and this Agreement and any outstanding Awards will be forfeited.
    (d)    Tolling. You further agree that in the event the enforceability of any of the restrictions as set forth in Section 2 are challenged and you are not preliminarily or otherwise enjoined from breaching such restriction(s) pending a final determination of the issues, then, if an arbitrator finds that the challenged restriction(s) is enforceable, any applicable time period related to the challenged restriction set forth in such Section shall be deemed tolled upon the filing of the arbitration or action seeking injunctive or other equitable relief in aid of arbitration, whichever is first in time, until the dispute is finally resolved and all periods of appeal have expired.
(e)    Governing Law. Unless governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws of that State.
(f)    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, YOU HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY DISPUTE CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF DELTA OR YOU, OR ANY EXERCISE BY DELTA OR YOU OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR DELTA TO ISSUE AND ACCEPT THIS AGREEMENT.
4.    Validity; Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect such holding shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
5.    Authority of the Committee. You acknowledge and agree that the Committee has the sole and complete authority and discretion to construe and interpret the terms of the 2019 LTIP and this Agreement. All determinations of the Committee shall be final and binding for all purposes and upon all persons, including, without limitation, you and the Company and your heirs and its successors. The Committee shall be under no obligation to construe this Agreement or treat the Award in a manner consistent with the treatment provided with respect to other Awards or Participants.
6.        Amendment.     This Agreement may not be amended or modified except by written agreement signed by you and Delta; provided, however, you acknowledge and agree that Delta may unilaterally amend the clawback provision set forth in Section 2(h) to the extent required to be in compliance with any applicable law or regulation or Delta’s internal clawback policy, as it may be amended from time to time.
7.    Acknowledgement. By signing this Agreement, you: (a) acknowledge that you have had a full and adequate opportunity to read this Agreement and you agree with every term and provision herein, including, without limitation, the terms of Sections 2, 3, 4, 5, 6 and, if applicable, Exhibit 1 hereto; (b) acknowledge that you have received and had a full and adequate opportunity to read the 2019 LTIP; (c) agree, on behalf of yourself and on behalf of any designated beneficiary and your heirs, executors, administrators and personal representatives, to all of the terms and conditions contained in this Agreement and the 2019 LTIP; and (d) consent to receive all material regarding any awards under the 2019 LTIP, including any prospectuses, electronically with an e‑mail notification to your work e‑mail address.
8.     Entire Agreement. This Agreement, together with the 2019 LTIP (the terms of which are made a part of this Agreement and are incorporated into this Agreement by reference), constitute the entire agreement between you and Delta with respect to the Award.
9.    Acceptance of this Award. If you agree to all of the terms of this Agreement and would like to accept this Award, you must sign and date the Agreement where indicated below and, if you do not accept the Award electronically, return an original signed version of this Agreement to Fred Mathis, either by hand or by mail to Department 936, P.O. Box 20706, Atlanta, Georgia 30320, as set forth on page 1 of this Agreement. If you have any questions regarding how to accept your Award, please contact Mr. Mathis at (404) 715-4318. Delta hereby acknowledges and agrees that its legal obligation to make the Award to you shall become effective when you sign this Agreement.
10.    Electronic Signature. All references to signatures and delivery of documents in this Agreement can be satisfied by procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as and shall have the same force and effect as your manual signature. Any such procedures and delivery may be effected by a third party engaged by Delta to provide administrative services related to the 2019 LTIP.
* * * *
You and Delta, each intending to be bound legally, agree to the matters set forth above by signing this Agreement, all as of the date set forth below.

DELTA AIR LINES, INC.

By:
Name: Robert L. Kight Title: Senior Vice President–Human Resources

PARTICIPANT

Date:

Exhibit 1
Subsidiary and Company Division Competitors

1.    If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Delta Private Jets, Inc., the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: Apollo Jets LLC; Executive Jet Management, Inc.; Flight Options, LLC; Jet Aviation (excluding corporate parent); Jet Edge International; JetLinx Aviation, LLC; Jets.com; JetSuite, Inc.; Marquis Jet Partners, Inc.; NetJets Aviation, Inc.; Sentient Jet, LLC; Sentient Jet Charter, LLC; Signature Flight Support, a BBA Aviation Company; Solairus Aviation, Inc.; and XOJET, Inc.
2.    If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Delta Vacations, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: Apple Vacations; CheapCaribbean.com; Classic Vacations, LLC; FC USA, Inc.; Sun Country Vacations; The Mark Travel Corporation; and Travel Impressions.
3.    If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Monroe Energy, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: PBF Energy Inc.; Philadelphia Energy Solutions LLC; Philadelphia Energy Solutions Refining and Marketing, LLC; Phillips 66 Company.
4.    If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Endeavor Air, Inc., the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: Air Wisconsin Airlines Corporation; CommutAir; Envoy Air, Inc.; ExpressJet Airlines, Inc.; Horizon Air Industries, Inc.; Jazz Aviation, LP; Mesa Air Group, Inc.; Piedmont Airlines, Inc.; PSA Airlines, Inc.; Republic Airways Holdings Inc.; Skywest, Inc.; and Trans States Holdings, Inc.
5.    If you are employed by the Company in its TechOps division, the following entities (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: AAR Corp.; GE Aviation Service Operation LLP, GE Aviation Systems Group Limited, GE Aviation Systems North America, Inc. GE Aviation UK; Honeywell International, Inc.; Hong Kong Aircraft Engineering Company LTD (HAECO) (Americas and international); the MTU Maintenance businesses of MTU Aero Engines (domestic and international); Pratt & Whitney; Singapore Technologies Aerospace Ltd.; and United Technologies Corporation.
6.    If you are employed by the Company in its Delta Connection division, the following entities (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: Air Wisconsin Airlines Corporation; CommutAir; Envoy Air, Inc.; ExpressJet Airlines, Inc.; Horizon Air Industries, Inc.; Jazz Aviation, LP; Mesa Air Group, Inc.; Piedmont Airlines, Inc.; PSA Airlines, Inc.; Republic Airways Holdings Inc.; Skywest, Inc.; and Trans States Holdings, Inc.

7.    If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Delta Material Services, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: AAR Corp; AerSale, Inc.; AJ Walter Aviation Limited; GA Telesis, LLC; Unical Aviation, Inc.; and VAS Aero Services, LLC.
8.    If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Delta Flight Products, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: Airbus SE; EnCore Aerospace LLC; Gulfstream Aerospace Corporation (excluding corporate parent); Hong Kong Aircraft Engineering Company Limited (HAECO); JAMCO Corporation; Panasonic Avionics Corporation (excluding corporate parent); Rockwell Collins, Inc.; ST Aerospace Group; Thales Group; The Boeing Company; and Zodiac Aerospace.

[APPENDIX A
The terms of this Appendix A shall apply to the Award set forth in the Agreement to which this Appendix is attached. Capitalized terms that are used but not otherwise defined in the Agreement have the meaning set forth in the 2019 LTIP and the Delta Air Lines, Inc. Performance Compensation Plan.

RESTRICTED STOCK
1.    Lapse of Restrictions/Forfeiture upon Terminations of Employment Occurring prior to October 1, 2019. Effective for Terminations of Employment that occur prior to October 1, 2019, the Restricted Stock and the Restrictions set forth in the 2019 LTIP are subject to the terms and conditions set forth in Sections 4(a)(v) and (vi) of the 2019 LTIP.
2.    Lapse of Restrictions/Forfeiture upon Terminations of Employment Occurring on or after October 1, 2019. Effective for Terminations of Employment that occur on or after October 1, 2019, the Restricted Stock and the Restrictions set forth in the 2019 LTIP are subject to the following terms and conditions, which terms and conditions shall supersede and replace Sections 4(a)(v) and (vi) of the 2019 LTIP.
(a)    Qualifying Termination of Employment. Upon a Participant’s Qualifying Termination of Employment (as such term is defined below), with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall lapse and be of no further force or effect as of the dates set forth in Section 4(a)(iv) of the 2019 LTIP in the same manner and to the same extent as if the Participant’s employment had continued.
(b)    Disqualifying Termination of Employment. Upon a Participant’s Disqualifying Termination of Employment (as such term is defined below), any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.
(c)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such Termination of Employment.
(d)    Change in Control. Notwithstanding the foregoing and subject to Section 5 of the 2019 LTIP, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to the second anniversary of such Change in Control, with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall immediately lapse on the date of such Termination of Employment and be of no further force or effect as of such date.
3.    Definitions.
(a)    “Qualifying Termination of Employment” means a Participant’s Termination of Employment (i) by the Company without Cause or (ii) by the Participant with or without Good Reason or by reason of Retirement.
(b)    “Disqualifying Termination of Employment” means a Participant’s Termination of Employment by the Company for Cause.

4.    Death Following Qualifying Termination of Employment. If a Participant dies after incurring a Qualifying Termination of Employment, but before the dates set forth in Section 4(a)(iv) of the 2019 LTIP, with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall immediately lapse and be of no further force or effect as of the date of the Participant’s death.
PERFORMANCE AWARD
1.    Accelerated Vesting/Forfeiture upon Terminations of Employment Occurring Prior to October 1, 2019. Effective for Terminations of Employment that occur prior to October 1, 2019, the Performance Award is subject to the terms and conditions set forth in Sections 4(b)(vii) and (viii) of the 2019 LTIP.
2.    Accelerated Vesting/Forfeiture upon Terminations of Employment Occurring on or after October 1, 2019. Effective for Terminations of Employment that occur on or after October 1, 2019, the Performance Award is subject to the following terms and conditions, which terms and conditions shall supersede and replace Sections 4(b)(vii) and (viii) of the 2019 LTIP.
(a)    Qualifying Termination of Employment. Upon a Participant’s Qualifying Termination of Employment, the Participant will remain eligible for any unpaid Performance Award, which award will vest and become payable under Section 4(b)(v) of the 2019 LTIP in the same manner and to the same extent as if the Participant’s employment had continued.
(b)    Disqualifying Termination of Employment. Upon a Participant’s Disqualifying Termination of Employment, the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such Termination of Employment.
(c)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Participant’s Performance Award will immediately become vested at the target level and such amount will be paid in cash as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.
(d)    Change in Control. Notwithstanding the foregoing and subject to Section 5 of the 2019 LTIP, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to the second anniversary of such Change in Control, the Participant’s outstanding Performance Award will immediately become vested at the target level and such amount will be paid in cash to the Participant as soon as practicable. With respect to any Participant who incurs a Termination of Employment by the Company without Cause or who resigns for Good Reason prior to a Change in Control, if a Change in Control occurs thereafter during the Performance Period, such Participant’s Performance Award will immediately become vested and be paid in cash to the Participant as soon as practicable.
3.    Death Following Qualifying Termination of Employment. If a Participant dies after incurring a Qualifying Termination of Employment, but before the Performance Award vests and becomes payable under Section 4(b)(v) of the 2019 LTIP, the Participant’s Performance Award will immediately become vested at the target level and such amount will be paid in cash as soon as practicable thereafter to the Participant’s estate.

A-2

OPTION
1.        Change in Exercisability and Exercise Period upon Terminations of Employment Occurring prior to October 1, 2019. Effective for Terminations of Employment that occur prior to October 1, 2019, the exercisability of the Option and the exercise period are subject to the terms and conditions set forth in Sections 4(d)(v) and (vi) of the 2019 LTIP.

2.        Change in Exercisability and Exercise Period upon Terminations of Employment on or after October 1, 2019. Effective for Terminations of Employment that occur on or after October 1, 2019, the exercisability of the Option and the exercise period set forth in the 2019 LTIP are subject to the following terms and conditions, which terms and conditions shall supersede and replace Sections 4(d)(v) and (vi) of the 2019 LTIP:

(a)    Qualifying Termination of Employment. Upon a Participant’s Qualifying Termination of Employment, any portion of the Option that is not exercisable at the time of such Qualifying Termination of Employment (i) will vest and become exercisable, if applicable, under Section 4(d)(iv) of the 2019 LTIP in the same manner and to the same extent as if the Participant’s employment had continued and (ii) the entire then exercisable portion of the Option, as applicable, shall be exercisable during the period: (A) beginning on the applicable Option Installment Vesting Date and (B) ending on the Expiration Date.

(b)     Disqualifying Termination of Employment. Upon a Participant’s Disqualifying Termination of Employment, any unexercised portion of the Option shall be immediately forfeited, including any portion that was then exercisable.

(c)     Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, any portion of the Option that is not exercisable at the time of such Termination of Employment shall vest and become exercisable and the then exercisable portion of the Option shall be exercisable during the period: (i) beginning on the date of such Termination of Employment and (ii) ending on the Expiration Date.

(d)    Change in Control. Notwithstanding the foregoing and subject to Section 5 of the 2019 LTIP, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to the second anniversary of such Change in Control, any portion of the Option that is not exercisable at the time of such Termination of Employment shall vest and become exercisable, and the entire then exercisable portion of the Option shall be exercisable during the period (i) beginning on the date of such Termination of Employment and (ii) ending on the Expiration Date.
3.    Death Following Qualifying Termination of Employment. If a Participant dies after incurring a Qualifying Termination of Employment, but before the dates set forth in Section 4(d)(iv) of the 2019 LTIP, if applicable, any portion of the Option that is not exercisable at the time of the Participant’s death shall vest and become exercisable and the then exercisable portion of the Option shall be exercisable during the period: (i) beginning on the date of the Participant’s death and (ii) ending on the Expiration Date. ]

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